SCHEDULE 14A INFORMATION

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First Financial Bankshares, Inc.
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FIRST FINANCIAL BANKSHARES, INC.
400 Pine Street
Abilene, Texas 79601
325.627.7155

NOTICE OF THE 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2008

To our shareholders:

We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 22, 2008, for the following purposes:

(1) To elect 12 directors;

(2) To ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2008;

(3) To act on such other business as may properly come before the annual meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 14, 2008, are entitled to notice of and to vote at the annual meeting or any continuation of the meeting if it is adjourned.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 22, 2008. The proxy statement and other information for security holders are available at http://www.ffin.com/invrel.asp?req=docs.

We have included, along with this notice and proxy statement, (1) our 2007 annual report, which describes our activities during 2007, (2) our Form 10-K for the year ended December 31, 2007 and (3) an invitation to attend the annual meeting luncheon. These additional materials do not form any part of the material for solicitation of proxies.

We hope that you will be present at the annual meeting and the luncheon to be held immediately afterward. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our corporate secretary before your proxy is voted. Alternatively, if you submitted a proxy and attend the annual meeting in person, you may revoke the proxy and vote in person on all matters submitted at the annual meeting. If you plan to attend the annual meeting and luncheon, we request that you confirm your attendance by completing the enclosed reply card and returning it to us.

By order of the Board of Directors,

F. SCOTT DUESER,
Chairman

March 14, 2008

FIRST FINANCIAL BANKSHARES, INC.
400 Pine Street
Abilene, Texas 79601
325.627.7155

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2008

INTRODUCTION

Your board of directors hereby solicits your proxy for use at the 2008 annual meeting of our shareholders and any continuation of this meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 22, 2008.

Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is 325.627.7155.

We mailed this proxy statement and the accompanying proxy card on March 14, 2008. The date of this proxy statement is March 14, 2008.

VOTING OF SECURITIES

Record Date

Your board of directors has established the close of business on March 14, 2008, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 20,782,782 shares of our common stock outstanding.

Quorum

In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common stock on the record date must be present in person or by proxy. You may only vote if you hold your shares directly in your name. If your shares are held in “street name” by your broker, your broker will send you instructions on how you can instruct your broker to vote your shares. Your broker generally cannot vote your shares on non-routine matters without instructions from you. Shares that are represented at the annual meeting but abstain from voting on any or all matters and shares that are “broker non-votes” will be counted in determining whether a quorum is present at our annual meeting. A “broker non-vote” occurs when a broker or nominee votes on some matters on the proxy card but not others because he does not have authority to do so from the beneficial owner of the underlying shares.

Required Vote

The affirmative vote of a plurality of the shares cast at the annual meeting is required to elect a nominee for director and to approve the ratification of Ernst & Young LLP as our independent accountants. If you abstain from voting or withhold authority to vote in the election of a director, your abstention or withholdings will have no effect. Broker non-votes will have no effect on the outcome of director elections or independent accountant ratification.

Shareholder List

A list of shareholders entitled to vote at the annual meeting, which will show each shareholder’s address and the number of shares registered in his or her name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list during ordinary business hours commencing March 14, 2008, and continuing through the date of the annual meeting at our principal office, 400 Pine Street, Abilene, Texas 79601.

SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone or oral communication. We will not pay these officers any extra compensation for participating in this solicitation. We may engage Georgeson Shareholder to assist us with the solicitation of proxies and, if so, would expect to pay that firm approximately $15,000 for their services, plus out-of-pocket expenses.

Proxies and Revocation

Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the board of directors’ recommendations, which are contained in this proxy statement. Your board of directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders named on the proxy.

Each shareholder giving a proxy has the power to revoke it at any time before the shares of our common stock it represents are voted. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our corporate secretary of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date than the preceding proxy. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Your board of directors currently consists of 13 directors. At the annual meeting, 12 directors are to be elected, each for a term of one year. Mr. Bynum Miers has chosen to retire from the board effective April 22, 2008 and not stand for reelection. Under our bylaws, an individual may not stand for election or reelection as a director upon attaining 72 years of age, unless he owns at least one percent (1%) of the outstanding shares of our common stock and is less than 75 years of age. While our bylaws fix the number of directors at a number not less than three nor more than 30, the board of directors has fixed the number of directors at 12 for 2008. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by your board of directors.

Under Nasdaq rules, a majority of your board of directors must be comprised of independent directors. The board has determined that each director nominated, except Mr. Dueser, is independent under applicable Nasdaq rules.

Nominees

The names and principal occupations of the nominees, together with the length of service as a director and the number of shares of our common stock beneficially owned by each of them on February 1, 2008, are set forth in the following table, except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her:

				Shares of
				Bankshares		Percent
		Years as	Principal Occupation	Beneficially		of Shares
Name	Age	Director(1)	During Last Five Years	Owned		Outstanding

Tucker S. Bridwell	56	1	President, Mansefeldt Investment Corporation	39,338	(2)	0.19%
Joseph E. Canon	65	12	Executive Director, Dodge Jones Foundation, a private charitable foundation	8,110		0.04%

Mac A. Coalson	68	12	Mac A. Coalson Real Estate	230,160		1.11%
David Copeland	52	10	President, SIPCO and Shelton Family Foundation, a private charitable foundation	167,883	(3)	0.81%
F. Scott Dueser	54	17	See “Executive Officers” on page 6(7)	233,508	(4)(5)	1.12%
Murray Edwards	56	2	Principal, The Edwards Group	33,707	(6)	0.16%
Derrell E. Johnson	68	8	Former President and CEO Rady and Associates, Consulting Engineers	42,000		0.20%
Kade L. Matthews	49	10	Ranching and Investments	189,621		0.91%
Kenneth T. Murphy	70	37	Chairman, First Financial Bankshares, Inc.(7)	146,877		0.71%
Dian Graves Stai	67	15	Chair, Dian Graves Owen Foundation, a private charitable foundation	72,593		0.35%
F. L. Stephens	69	10	Retired Chairman and Chief Executive Officer, Town & Country Food Stores, Inc.	100,000		0.48%
Johnny E. Trotter	56	5	President & CEO, Livestock Investors, Ltd.	102,681		0.49%
Shares beneficially owned by all executive officers and directors*				1,423,991	(5)	6.86%

*	See “Security Ownership of Certain Beneficial Owners and Management.”

(1)	The years indicated are the approximate number of years each person has continuously served as a director, or, prior thereto, of First Financial Bank, N.A., Abilene, which became our wholly-owned subsidiary in April 1973, when all the then directors of First Financial Bank, N.A., Abilene became our directors.
(2)	Includes 31,249 shares that are owned by a private foundation for which Mr. Bridwell serves as trustee or president to which he disclaims beneficial ownership. Mr. Bridwell is also a director of Petrohawk Energy Corporation and Concho Resources, Inc.
(3)	Includes 157,215 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership. Mr. Copeland is also a director of Harte-Hanks, Inc.
(4)	Includes 39,988 shares owned by his wife of which he disclaims beneficial ownership.
(5)	Includes shares indirectly owned as of February 1, 2008 through the employee stock ownership plan portion of the profit sharing plan which each participant has sole voting powers, as follows: Mr. Dueser — 25,036 and all executive officers as a group — 30,502.
(6)	Includes 835 shares our common stock owned by Mr. Edwards’ spouse. Mr. Edwards and his wife were a 27.5% owner of Clyde Financial Corporation that was acquired by the Company in February 2005. See Annual Report on Form 10-K for additional disclosures related to this acquisition.
(7)	Effective January 1, 2008, the Board of Directors elected Mr. Dueser Chairman of the Board of Directors and, in light of his years of service, Mr. Murphy was named Senior Chairman of the Board.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU
VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of your board of directors has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2008 and to serve until the next annual meeting in April 2009. Ernst & Young LLP has served as the Company’s independent auditors since 2002. We have been advised by Ernst & Young LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in us, nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors. Your board of directors recommends that you vote for the ratification of the selection of Ernst & Young LLP. Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our certificate of formation, bylaws or otherwise. Nevertheless, your board of directors is submitting this matter to the shareholders as what we believe is a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, then the appointment of independent auditors will be reconsidered by our audit committee. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the annual shareholders meeting, and they may have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR THE YEAR 2008

Executive Officers

Set forth in the following table are our executive officers, and the shares of our common stock beneficially owned by each of them as of February 1, 2008. Except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds:

					Shares of
			Years		Bankshares		Percent of
			Served in	Principal Occupation	Beneficially		Shares
Name	Age	Office	Such Office	During Past 5 Years	Owned		Outstanding

F. Scott Dueser	54	Chairman of the Board, President and Chief Executive Officer	7	President and Chief Executive Officer of First Financial Bankshares, Inc.; Chairman, First Financial Bank, N.A., Abilene* (4)	233,508	(1)(2)	1.12%
Gary S. Gragg	48	Executive Vice President	2	Executive Vice President of First Financial Bankshares, Inc.; Senior Vice President of First Financial Bankshares, Inc. (1996 to 2005)	9,188	(1)(3)	0.04%
J. Bruce Hildebrand	52	Executive Vice President and Chief Financial Officer	5	Executive Vice President and Chief Financial Officer of First Financial Bankshares, Inc.; Partner, KPMG LLP (1990-2002)(5)	4,804	(1)	0.02%
Gary L. Webb	50	Executive Vice President	5	Executive Vice President of First Financial Bankshares, Inc.; Partner, BearingPoint (2002); Partner, Arthur Andersen (2001-2002)	3,928	(1)(3)	0.02%

*	A bank subsidiary.

(1)	Includes shares indirectly owned as of February 1, 2008 through our employee stock ownership plan portion of the profit sharing plan, which each participant has sole voting power, as follows: Mr. Dueser — 25,036, Mr. Gragg — 3,149, Mr. Hildebrand — 624, and Mr. Webb — 502.

(2)	Includes 39,988 shares owned by his wife of which he disclaims beneficial ownership.

(3)	Includes 2,731 and 1,999 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2008 for Mssrs. Gragg and Webb, respectively.

(4)	Effective January 1, 2008, the Board of Directors of First Financial Bankshares, Inc. elected Mr. Dueser Chairman of the Board of Directors. Mr. Dueser also serves on the subsidiary bank board of directors in Abilene, Cleburne, Hereford, Mineral Wells, San Angelo, Southlake, Stephenville and Weatherford as well as the trust and technology subsidiaries.

(5)	Mr. Hildebrand also serves on the subsidiary bank board of directors in Eastland, San Angelo, Southlake, Stephenville and Sweetwater as well as the technology subsidiary.

Compensation Discussion and Analysis

Objectives/Philosophy

The compensation committee’s philosophy is to provide a compensation package that attracts and retains executive talent, delivers higher rewards for superior performance and presents consequences for underperformance. It is also the compensation committee’s practice to provide a balanced mix of cash and equity-based compensation that the committee believes appropriate to align the short and long-term interests of the Company’s executives with that of its shareholders and to encourage executives to participate and perform as equity owners of the Company. In 2007, the compensation committee retained Hewitt Associates, a human resources and executive compensation consulting firm, to assist it in its review of our executive compensation.

We believe that to attract and retain the quality of executive talent to achieve our long-term strategic business goals, we must offer a competitive compensation package to our executives. The compensation committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and the long-term rewards under the Company’s long-term incentive programs (including profit sharing and incentive stock option plans). When considering pay decisions for our named executive officers, we target the median of the market for total compensation. While applying no specific formula or weighting of each factor, we also consider the executive’s scope of responsibilities, skills and experience, overall company performance and board evaluation of the executive’s individual performance. Based on our business strategy and the results we expect from our executives, we attempt to align their current pay between short- and long-term pay as well as the mix of cash and equity compensation. We believe the design of our compensation programs and the amounts paid have been and continue to be appropriate. We continually review our programs to ensure they are aligned with our business objectives.

The compensation committee measures the Company’s senior management compensation levels with comparable levels in industry benchmark studies and peer group data. We use survey data to benchmark our executive positions to those at other banking institutions with total asset size similar to ours. We also consider the compensation data disclosed by a peer group of companies. The peer group is comprised of companies selected on the basis of asset size, demographics, and structure. The peer group companies considered by the compensation committee are:

BancFirst Corporation
First State Bancorporation
Hancock Holding Company
Park National Corporation
Renasant Corporation
Southside Bancshares, Inc.
Sterling Bancshares, Inc.
Bank of the Ozarks, Inc.
Glacier Bancorp, Inc.
IberiaBank Corporation
Prosperity Bancshares, Inc.
Simmons First National Corporation
Southwest Bancorp, Inc.
Texas Capital Bancshares, Inc.

It is the compensation committee’s practice to provide incentives that promote both the short- and long-term financial objectives of the Company. To motivate our executives to achieve our strategic business goals, we offer the opportunity to earn more or less than the targeted level of pay through incentive pay that correlates to the Company’s short- and long-term performance. These incentives are based on financial objectives of importance to the Company, including earnings growth, return on assets, and creation of shareholder value. Annual bonuses reward achievement of short-term objectives that are established to encourage our executives to make decisions currently that promote long-term growth. Long-term incentive programs encourage executives to focus on the Company’s long-term strategic goals and continuing to increase shareholder value, while providing us with a mechanism that promotes the retention of our executives. Our compensation program also accounts for individual performance, which enables the compensation committee to differentiate among executives and emphasize the link between personal performance and compensation.

Elements of Compensation

The following is a summary of the elements of compensation provided to our CEO and other members of senior management. Further details and disclosures of each of these elements can be found in the tabular disclosures that follow.

Base Salary.  Base salaries paid to our executives competitively compensate them for the experience and skills needed to perform their current roles as well as reward their prior individual performance. We seek to provide our senior management with a level of assured cash compensation in the form of base salary that reflects their professional status and accomplishments.

Bonus.  We offer a bonus plan that provides senior management with an opportunity to receive a cash bonus based on a sliding scale upon satisfaction of pre-determined performance goals. The scale considers our net income growth times the Company’s return on average assets. The maximum award for senior management of the Company would be nine times the Company’s average return on assets percentage times the executive’s base salary. For 2007, none of the named executive officers qualified under the current plan. We are currently considering various changes to its bonus program for 2008 in light of observations and recommendations of Hewitt Associates. While the performance goals drive the bonus plan and executive awards, the compensation committee retains discretion to adjust payouts of the awards based on the performance of the Company and the individual where they deem appropriate.

Equity Compensation.  We currently offer stock options under our incentive stock option plan approved by shareholders. The purpose of the stock option plan is to attract and retain key employees and to encourage employee performance by providing them a proprietary interest in our Company through the granting of stock options. We believe that currently stock options are the appropriate long term incentive vehicle to maintain our executives’ focus on stock price appreciation. We continue to review this approach for each new grant to ensure we are using the appropriate tool to focus our executives on our long term business results.

Only incentive stock options (as defined in the Internal Revenue Code) may be granted under the stock option plan. Incentive stock options granted under the stock option plan may be exercised solely by the grantee, or in the case of the grantee’s death or incapacity, by the grantee’s executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. We generally expect the grantee not to dispose of the shares obtained through exercise of the options but rather to keep and build an equity interest in the Company. Our use of incentive stock options further encourages our executives to exercise their options and hold the resulting shares by giving them the opportunity for favorable tax treatment for the exercise gain if certain holding requirements are met.

Generally, the compensation committee grants options every two years, subject to the board of directors’ approval. The committee is considering various changes to its incentive stock option program practices in light of observations and recommendations made by Hewitt Associates. Allocation of options is based on competitive market considerations, past and expected performance of the executive, fairness, affordability and retention considerations. Grantees are required to sign confidential information, non-solicitation and non-competition agreements in connection with receipt of the option grants to prohibit actions detrimental to the Company. Day-to-day administration of the stock option plan is delegated to an executive officer of the Company.

The compensation committee does not grant options during any black-out period under our insider trading policy. We do not release material, non-public information for the purpose of affecting the value of executive compensation, nor do we grant options to executives in coordination with the release of material, non-public information. All awards of shares of the Company’s common stock under our incentive stock option plan are made at or above the market price at the time of the award.

In addition, under our insider trading policy, executive officers and directors of the Company may not buy or sell our stock during a trading period beginning fifteen days before the end of a fiscal quarter until three business days following the release of quarterly earnings information. Trading by directors and executive officers of the Company is also prohibited during designated periods when they possess material, non-public information about us.

Pension Plan.  The defined benefit pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan, as required by the Internal Revenue Service’s funding standards and the Pension Protection Act of 2006. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, l988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. “Average compensation” is defined as the average compensation during the ten years immediately preceding the date of determination or actual employment whichever is less. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. There is no vesting of benefits until a participant has five or more years of credited service or upon reaching age 65 without regard to credited service. Effective January 1, 2004, the pension plan was frozen and no additional benefits accrue under the plan after this date. New hires to the Company are not eligible to participate in the frozen pension plan.

The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, or ERISA. Senior management eligible under the pension plan receive the same benefits as all employees.

Profit Sharing Plan.  All employees of the Company who satisfy the plan’s eligibility conditions participate in our profit sharing plan. Contributions are determined annually based on a formula that includes growth in net income and return on average assets. Contributions under the profit sharing plan are reviewed by the compensation committee and are subject to their discretion and recommendation for approval by the board of directors. The compensation committee oversees the administration of the profit sharing plan. Effective January 1, 2002, we added a 401(k) feature to our profit sharing plan which allows the participants to make pre-tax contributions to the plan. Effective January 1, 2004, the plan includes a safe harbor Company match equal to 100% of each participant’s deferral contributions not exceeding 3% of the participant’s compensation, plus 50% of each participant’s deferral contributions in excess of 3% but not in excess of 5% of the participant’s compensation.

Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer’s annual contribution is allocated among the accounts of the active plan participants, in the ratio that each participant’s compensation bears to the total compensation of all active participants. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant’s benefit to a maximum of $225,000 (adjusted annually by the IRS). Additionally, the annual addition amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $45,000 (adjusted annually by the IRS). For employees over the age of 50, this limit increased by $5,000.

Our profit sharing plan includes an employee stock ownership plan (ESOP) feature whereby participants are given the option to receive cash dividends on these shares in cash or reinvest the dividends in additional shares.

The profit sharing plan provides for benefits to vest in graduated percentages, with benefits being fully vested after six years of credited service except for amounts contributed to an employee’s account under the safe harbor provisions and shares resulting from the reinvestment of dividends in the ESOP which are immediately fully vested. Generally, an employee’s benefit will be the contributions allocated to his account while a participant, increased by gains and decreased by losses from investments of the trust, and increased by any forfeitures allocated to his account. An employee is always fully vested with respect to any voluntary contributions he makes. The plan also provides for immediate vesting upon attainment of normal retirement age and upon death or disability. If a participant terminates employment for any other reason, the total amount of his employee contribution account and the vested portion of his employer contribution account become distributable.

Senior management eligible for participation in the plan receive the same benefits as all employees. The maximum employer profit sharing contribution to the plan for an individual in a single year is 15% of the individual’s salary, plus the safe harbor Company match, subject to IRS limits.

Make Whole Plan.  Effective January 1, 2005, the Board of Directors of the Company adopted a “make whole” program whereby executives, whose Company contributions to the profit sharing plan and employer match under the 401(k) feature are limited due to IRS limitations, will have contributions made to a non-qualified plan equal to the amount under qualified plans as if there were no IRS limitations. This non-qualified plan uses the same contribution formula and vesting requirements as the 401(k) plan. This plan was implemented by the committee to allow senior management whose compensation was in excess of IRS limits to have profit sharing/401(k) matches proportionally equal for all employees.

Severance Benefits.  We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Our policy for all employees provides that full-time employees who are discharged due to a restructuring or layoff are eligible to receive severance pay based on their years of service to the Company. The Company will provide one week of severance pay for each year of employee service, up to a maximum of six months, except that in all cases, severance pay will not be less than four week’s pay. In order to receive severance pay, an employee must sign a release of claims in favor of the Company. Employees who do not sign the required release form will not receive severance pay.

Change of Control/Executive Recognition Agreement.  In April 1996, our board of directors unanimously approved an executive recognition plan. This plan enabled us to offer our key executive officers and those of our subsidiaries an executive recognition agreement. All of our named executive officers have entered into executive recognition agreements with us.

We believe our executive recognition agreements are conservative when compared to the competitive market. The agreements have been continually renewed since we view them as necessary to ensure the continued focus of our executives on making the appropriate strategic decisions for the Company even if the decision involves a change in control.

Each executive recognition agreement provides severance benefits for each executive officer if, within two years following a change in control, his/her employment with us or our subsidiaries is terminated (i) by us or the subsidiary bank for any reason other than for cause, except for termination as a result of the officer’s death, disability or retirement; or (ii) by the executive officer for good reason.

As used in the agreement, a “change of control” means:

•	a person or entity directly or indirectly acquires securities of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding securities of the Company; or

•	any person or entity commences a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration in which after consummation of the offer, the person or entity directly or indirectly acquires beneficial ownership of securities of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding securities of the Company; or

•	the stockholders of the Company approve a reorganization, merger, consolidation, recapitalization, exchange offer, purchase of assets or other transaction, in each case, with respect to which the persons who were the beneficial owners of the Company immediately prior to such a transaction do not immediately after its completion, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, recapitalized or resulting company’s then outstanding securities; or

•	the stockholders of the Company approve a liquidation or dissolution of the Company; or

•	the Company sells or otherwise transfers (or one or more of its subsidiaries, sell or otherwise transfer), in one or more related transactions, assets aggregating 50% or more of the book value of the assets of the Company and its subsidiaries (taken as a whole).

As used in the agreement, “cause” means termination of an employee due to the:

•	willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from the employee’s physical or mental incapacity due to injury or illness) after written demand for substantial performance is delivered to the employee by the Company, or

•	willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise.

As used in the agreement, “good reason” means termination by an employee due to:

•	a determination by the employee, made in good faith and based on the employee’s reasonable belief, that there has been a materially adverse change in his status or position as an executive officer of the Company as in effect immediately prior to the change in control, including any material change in the employee’s status or position as a result of a diminution in the employee’s duties or responsibilities or the assignment to the employee of any duties or responsibilities which are inconsistent with his status or position, or any removal of the employee from or failure to reappoint or reelect the employee to such position; or

•	a reduction by the Company in the employee’s annual base salary in effect immediately prior to the change in control; or

•	the relocation of the employee’s principal office outside of the city or metropolitan area in which the employee is residing at the time of any change in control; or

•	the failure by the Company to continue in effect any benefit plan in which the employee participates at the time of the change in control other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the change in control; or

•	the failure by the Company to provide and credit the employee with the number of paid vacation days to which the employee is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the change in control; or

•	the failure by any successor corporation to the Company to assume the executive recognition agreement.

Such severance benefits under the executive recognition agreements provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination. The percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is 208%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a “parachute payment” under Section 280G of the Internal Revenue Code.

Each executive recognition agreement has a term of two years. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control. The agreements include confidentiality obligations, but do not bind the executives to non-competition, non-disparagement or non-solicitation clauses.

These executive recognition agreements were amended in July 2006 to comply with newly issued Internal Revenue Service regulations affecting such plans and extended for a new two year term. We expect that these executive recognition agreements will be renewed upon maturity in July 2008.

Amounts that would be paid under these agreements upon a change of control or termination for good reason using base salary information as of December 31, 2007 for the named executive officers would be as follows:

Name	Amount

F. Scott Dueser, President and CEO	$905,000
J. Bruce Hildebrand, Executive Vice President & CFO	$572,000
Gary L. Webb, Executive Vice President	$490,000
Gary S. Gragg, Executive Vice President	$343,000

Perquisites and Other Benefits.  We annually review the perquisites that senior management receives. The primary perquisites for senior management are the reimbursement of initiation fees and dues for one golf or social club. We seek to encourage our senior management to belong to a golf or social club so that they have a convenient entertainment forum for customers and to facilitate interaction with current and potential customers, many of whom belong to these clubs. We do not permit personal use of our Company airplane.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, life insurance and flex spending account benefits. Relocation benefits also are reimbursed but are individually negotiated when they occur.

Compensation Tables

For 2007, only four of our executives meet the conditions of a named executive officer (NEO) requiring disclosure. The following tabular disclosures are presented for the following named executive officers:

F. Scott Dueser — President and Chief Executive Officer (Mr. Dueser’s appointment as Chairman of the Board was effective January 1, 2008)

J. Bruce Hildebrand — Executive Vice President and Chief Financial Officer

Gary L. Webb — Executive Vice President — Operations

Gary S. Gragg — Executive Vice President — Loans

Summary Compensation Table

The following table summarizes the total compensation for our named executive officers in 2007 and 2006:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)(1)	Earnings ($)(2)	($)(3)	($)

F. Scott Dueser,	2007	430,833	—	—	15,131	—	46,999	34,485	527,448
President/CEO	2006	405,833	25,000	—	10,497	20,664	36,888	26,442	525,328
J. Bruce Hildebrand,	2007	270,833	—	—	8,192	—	9,630	34,485	323,140
EVP/CFO	2006	246,667	—	—	5,401	12,600	5,306	26,446	296,420
Gary L. Webb,	2007	242,166	—	—	8,192	—	4,492	34,485	289,334
EVP	2006	226,333	—	—	5,401	11,491	2,197	26,446	271,868
Gary S. Gragg,	2007	162,500	—	—	6,843	—	2,307	23,529	195,179
EVP	2006	146,667	—	—	4,139	7,560	2,150	16,395	176,911

(1)	Amount represents bonus earned related to achievement of pre-determined performance goals

(2)	Amount represents change in pension value plus amount contributed to “make whole” plan on behalf of each named executive officer

(3)	Amount represents amount contributed to profit sharing plan and 401(k) match on behalf of each named executive officer as well as country club dues paid for each named executive officer

Grants of Plan-Based Awards

The compensation committee grants incentive stock options periodically. In 2007, 90,500 options were granted to key employees of which Mr. Dueser, Mr. Hildebrand, Mr. Webb and Mr. Gragg received 4,000, 2,500, 2,500 and 2,500 options, respectively. No options were granted in 2006.

The following table summarizes grants of plan-based awards to our named executive officers in 2007:

								All Other	All Other
								Stock	Option
								Awards:	Awards:
								Number	Number of	Exercise or	Grant Date
								of Shares	Securities	Base Price	Fair Value
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			of Stock	Underlying	of Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#) (1)	($/Sh)	Awards (2)

F. Scott Dueser	1-30-07	—	—	—	—	—	—	—	4,000	$40.98	29,240
J. Bruce Hildebrand	1-30-07	—	—	—	—	—	—	—	2,500	$40.98	18,275
Gary L. Webb	1-30-07	—	—	—	—	—	—	—	2,500	$40.98	18,275
Gary S. Gragg	1-30-07	—	—	—	—	—	—	—	2,500	$40.98	18,275

(1)	Stock option awards granted January 30, 2007 vest 20% annually commencing on the second anniversary of the grant date and expire 10 years from the grant date.

(2)	This amount represents the fair value of options granted in 2007 estimated based on Black-Scholes option pricing model in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

Outstanding Equity Awards at Fiscal Year-end

At December 31, 2007, the following stock options were outstanding for the respective named executive officers:

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market
			Plan					Awards:	or Payout
			Awards:				Market	Number of	Value of
			Number of			Number of	Value of	Unearned	Unearned
	Number of		Securities			Shares or	Shares or	Shares,	Shares,
	Securities	Number of	Underlying			Units of	Units of	Units or	Units or
	Underlying	Securities	Unexercised	Option		Stock	Stock	Other Rights	Other Rights
	Unexercised	Underlying	Unearned	Exercise	Option	That Have	That Have	That Have	That Have
	Options	Unexercised Option	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#) Exercisable	(#) Unexercisable	(#)	($)(1)	Date(2)	(#)	($)	(#)	($)

F. Scott Dueser	—	2,334	—	23.10	5-5-13	—	—	—	—
	—	5,333	—	33.08	1-25-15	—	—	—	—
	—	4,000	—	40.98	1-31-17	—	—	—	—

J. Bruce Hildebrand	—	1,334	—	23.10	5-5-13	—	—	—	—
	—	2,666	—	33.08	1-25-15	—	—	—	—
	—	2,500	—	40.98	1-31-17	—	—	—	—

Gary L. Webb	1,999	1,334	—	23.10	5-5-13	—	—	—	—
	—	2,666	—	33.08	1-25-15	—	—	—	—
	—	2,500	—	40.98	1-31-17	—	—	—	—

Gary S. Gragg	190	—	—	17.57	3-24-08	—	—	—	—
	1,041	—	—	12.48	3-29-10	—	—	—	—
	1,500	1,000	—	23.10	5-5-13	—	—	—	—
	—	2,000	—	33.08	1-25-15	—	—	—	—
	—	2,500	—	40.98	1-31-17	—	—	—	—

(1)	All of the outstanding stock option awards vest 20% annually commencing on the second anniversary of the grant date and expire 10 years from the grant date.

Option Exercises and Stock Vested

During 2007, the following options were exercised by the named executive officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)

F. Scott Dueser	1,166	20,533	—	—
J. Bruce Hildebrand	667	11,619	—	—
Gary L. Webb	—	—	—	—
Gary S. Gragg	500	11,475	—	—

(1)	Amount represents the difference between the option exercise price and the actual stock price on the date exercised.

Pension Benefits

As of December 31, 2007, the following information relates to the Company’s defined benefit pension plan for the respective named executive officers:

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit	Payments During
Name	Plan Name	(#)	($)	Last Fiscal Year ($)

F. Scott Dueser	Defined Benefit	27	215,624	None
	Pension
J. Bruce Hildebrand	Defined Benefit	1	10,750	None
	Pension
Gary L. Webb	Defined Benefit	—	—	None
	Pension
Gary S. Gragg	Defined Benefit	13	35,260	None
	Pension

We froze our defined benefit pension plan effective January 1, 2004, whereby no additional years of service accrue to participants, unless the pension plan is reinstated at a future date. The Company’s funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service’s funding standards. As a result of freezing the pension plan, we did not expect to make significant future contributions on behalf of the named executive officers. However, as a result of the Pension Protection Act of 2006, we will be required to contribute amounts over seven years to fund any shortfalls in the plan. Mr. Webb joined the Company after the plan was frozen and is not available for participation in the plan.

Nonqualified Deferred Compensation

The following amounts represent contributions made in 2007 to the “make whole” plan described above, which is the only nonqualified deferred compensation program the Company offers, on behalf of the respective named executive officers:

			Aggregate	Aggregate
	Executive	Registrant	Earnings	Withdrawals/	Aggregate
	Contributions	Contributions	(Losses) in	Distributions	Balance at
Name	in Last FY ($)	in Last FY ($)	Last FY ($)(1)	($)	Last FYE ($)

F. Scott Dueser	—	32,893	(3,709)	—	77,997
J. Bruce Hildebrand	—	8,927	(649)	—	16,824
Gary L. Webb	—	4,491	(350)	—	8,755
Gary S. Gragg	—	—	—	—	—

(1)	Plan invests all funds received in Company Stock which decreased in value 7.6% (including dividends paid) from January 1, 2007 to December 31, 2007.

Director Compensation

For 2007, we had twelve non-officer directors who received fees for attendance at board of director meetings and committee meetings. Directors who are our executive officers or employees receive no compensation for service as members of either the board of directors or committees thereof. Directors who are not our officers receive $2,500 for each board meeting attended. The directors who serve on committees and who are not our officers receive $1,000 for each committee meeting attended. Director fees are paid in cash but a director may elect to defer receipt of fees into a non-qualified “Rabbi Trust” wherein the funds are used to purchase Company common stock on the open market. No equity awards are granted to the directors for fees and the directors do not participate in the Company’s profit sharing or defined benefit pension plan. Directors are reimbursed for actual travel costs to attend the respective meetings. In addition, a director serving on the board of a subsidiary bank receives director fees per meeting which are not included in the table below.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred	All Other
	Paid in	Stock	Option	Incentive Plan	Compensation	Compensation
Name	Cash ($)	Awards ($)	Awards ($)	Compensation	Earnings ($)	($)	Total ($)

Tucker S. Bridwell	12,000	—	—	—	—	—	12,000
Joseph E. Canon	17,500	—	—	—	—	—	17,500
Mac A. Coalson	22,500	—	—	—	—	—	22,500
David Copeland	22,000	—	—	—	—	—	22,000
Murray Edwards	14,500	—	—	—	—	—	14,500
Derrell E. Johnson	16,500	—	—	—	—	—	16,500
Kade L. Matthews	12,500	—	—	—	—	—	12,500
Bynum Miers	16,000	—	—	—	—	—	16,000
Kenneth T. Murphy(1)	16,500	—	—	—	—	—	16,500
Dian Graves Stai	16,500	—	—	—	—	—	16.500
F. L. Stephens	19,000	—	—	—	—	—	19,000
Johnny E. Trotter	16,000	—	—	—	—	—	16,000

(1)	Amounts above do not include (1) $33,000 paid under the Company’s defined benefit pension plan and (2) $53,000 paid under a deferred compensation plan that expires in 2009. These payments were earned during Mr. Murphy’s previous employment with the Company before his retirement in 2002.

Consulting Agreement

Effective January 1, 2003, we entered into a consulting agreement with Mr. Murphy whereby Mr. Murphy provided various services to us and our subsidiaries with respect to strategic planning and potential acquisitions among other things. The term of the original agreement was one year and compensation payable was $175,000 for 2003 and was reduced each subsequent year when the agreement was renewed with 2006 being the last year of the consulting agreement.

CORPORATE GOVERNANCE

Overview

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq Global Market and the bank regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so. Each of our audit, compensation and nominating/corporate governance committees has adopted a charter. Our corporate governance policies, including our code of conduct applicable to all our employees, officers and directors, as well as the charters of our audit, compensation and nominating/corporate governance committees, are available at www.ffin.com under the “investor relations/corporate governance” caption. Copies of these documents are also available in print to any shareholder who requests them in writing.

Communications with Your Board of Directors

Shareholders may call or write to the board of directors at the address and phone number listed on the first page of this proxy statement. Letters addressed to individual board members and clearly marked as shareholder communications will be forwarded by the Corporate Secretary unopened to the individual addressee. Any letters addressed to the board of directors and clearly marked as shareholder communications will be forwarded by the Corporate Secretary unopened to the chairman of the board.

Director Independence

In accordance with Nasdaq rules, our board of directors affirmatively determines the independence of each director and each nominee for election as director. The board of directors makes its determination based on the elements of independence set forth in the Nasdaq listing standards. We have not adopted any supplemental independence criteria.

Based on these standards, the board of directors has determined that each of the following non-employee directors is independent.

Tucker S. Bridwell	Kade L. Matthews
Joseph E. Canon	Bynum Miers
Mac A. Coalson	Kenneth T. Murphy
David Copeland	Dian Graves Stai
Murray Edwards	F. L. Stephens
Derrell E. Johnson	Johnny E. Trotter

All members of the audit, compensation and nominating/corporate governance committees are independent under the Nasdaq listing standards. In addition, the board of directors has determined that all directors except Mr. Dueser are independent.

Meetings of the Board of Directors

Your board of directors has four regularly scheduled meetings each year. Each of the directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which such director served, except Mr. Trotter on the audit committee due to illness.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of shareholders, we encourage directors to attend and historically more than a majority have done so. For example, all but one of the directors attended the 2007 annual meeting of shareholders.

Committees of the Board of Directors

Your board of directors has four committees. The functions and current members of each committee are as follows:

Executive Committee.  The executive committee acts for your board of directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Coalson, Copeland, Dueser, Miers, Murphy, Stephens and Trotter. Mr. Dueser is the chairman of the committee. The executive committee met four times during 2007 and once in January 2008.

Nominating/Corporate Governance Committee.  Among other things, the nominating/corporate governance committee recommends director candidates to the board of directors. The nominating/corporate governance committee members are Messrs. Coalson, Copeland, Miers, Stephens and Trotter. Mr. Coalson is the chairman of the committee. All current directors eligible for re-election to the board (with the exception of Mr. Miers who has chosen not to stand for reelection) are being nominated for election as directors for 2008. The committee met in January 2007 and also in January 2008.

Historically, our goal has been to assemble a board of directors which brings diverse perspectives and skills derived from exemplary business and professional experience. Such qualifications provide sound and prudent guidance with respect to our operations and interests. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of all of our shareholders. It is also our policy that at all times at least a majority of your board of directors meets the independence standards promulgated by Nasdaq and the SEC. We also require board members to be able to dedicate sufficient time and resources to ensure diligent performance of their duties, including attending board and applicable committee meetings. The committee has also generally considered factors such as:

•	representation of a major business, profession, industry or segment of the economy;

•	our needs with respect to the particular talents and experience of our directors;

•	the knowledge, skills and experience of nominees, particularly with respect to the community banking business in North Central and West Texas;

•	a nominee’s experience with accounting rules and practices, finance, management and leadership opportunities;

•	leadership in the community and possession of an appreciation of the relationship of our banking business to the communities we serve; and

•	other requirements that may be imposed by the bank regulatory agencies.

Under our bylaws, an individual may not stand for election or reelection as a director upon attaining age 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. Otherwise, there are no stated minimum criteria for director nominees.

We expect that the nominating/corporate governance committee will recommend nominees in the future by first evaluating the current members of your board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating/corporate governance committee or the board decides not to re-nominate a member for re-election, we anticipate that the nominating/corporate governance committee will identify the desired skills and experience of a new nominee in light of the criteria above and begin a search for appropriately qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

The nominating/corporate governance committee will consider qualified director candidates recommended by shareholders. For the 2009 Annual Shareholders Meeting, any shareholder wishing to propose a nominee should submit a recommendation in writing to the nominating/corporate governance committee of First Financial Bankshares, Inc. at 400 Pine Street, Suite 300, Abilene, Texas 79601 at least 120 days in advance of the annual meeting, including the nominee’s resume, qualifications and other relevant biographical information and providing confirmation of (1) the name and address of the shareholder, (2) the nominee’s consent to serve as a director, (3) a description of all arrangements or understandings between the shareholder and the nominee and (4) any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors. Qualified candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our officers, directors and other sources.

Audit Committee.  Among other things, the audit committee reviews the scope and results of the annual audit by our independent auditors, and receives and reviews internal and external audit reports. The committee also monitors the qualifications, independence and performance of our independent auditor and internal auditors. Its members include Messrs. Bridwell, Copeland, Edwards, Johnson and Trotter. Mr. Copeland is the chairman of the committee. The audit committee met four times in 2007 and also in February 2008. The board of directors has determined that it believes all audit committee members are financially literate under the current listing standards of Nasdaq. The board also determined that it believes Mr. Copeland and Mr. Bridwell qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee.  The current members of the compensation committee are Mrs. Stai, Messrs. Canon, Coalson, Matthews and Stephens. Mr. Stephens is the chairman of the committee. The committee meets as needed during the year but generally meets four to five times per year. The committee met five times during

2007 and twice in January 2008. The compensation committee charter can be found on our website at www.ffin.com in the “investor relations/corporate governance” section.

The compensation committee is responsible for making recommendations to the board of directors concerning compensation matters for the Company’s executive officers and directors. Executives of the Company are active in compensation activities of the Company; however, the committee determines all elements of pay for the CEO. With the assistance of the Chief Financial Officer and the human resources department, the CEO makes recommendations for all Company executives, including the named executive officers, to the committee for their review and approval. For the named executive officers, the committee develops compensation recommendations to the full board of directors for approval. The committee meets without management present as considered necessary to discuss any issue as it deems appropriate.

The committee also oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries including our profit sharing, pension and flexible spending plans as well as our incentive stock option plan for key employees. The committee delegates day-to-day administration of the clerical elements of these programs to the human resources department, trust company as trustee of the pension and profit sharing plans and an executive officer overseeing the stock option plan.

The agenda for meetings of the compensation committee is set by its chairman, acting with the assistance of the Company’s CEO, Chief Financial Officer, the trust company and the human resources department. At each meeting, the committee meets in executive session without management and any non-independent directors. In making compensation decisions, the compensation committee obtains information from a variety of public sources and considers the recommendations of the Company’s management, human resources department and trust company. The committee makes periodic reports to the full board of directors.

The compensation committee has not routinely engaged compensation consultants from outside the Company, though the committee has the right under its charter to engage compensation consultants or other outside advisors if it so chooses, subject to ratification by the board of directors. The committee may retain, terminate and approve professional fees (subject to board ratification) related to compensation consultants or other advisors as appropriate. In 2003 and 2004, the Company hired KPMG LLP to perform a review of the Company’s compensation/employee benefit plans and to prioritize recommendations. In 2007, the compensation committee retained Hewitt Associates to benchmark executive and board of director’s compensation and to review and recommend, considerations related to the Company executive bonus program. The compensation committee is currently reviewing Hewitt Associates’ findings and recommendations to formulate compensation for 2008 and future years.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the compensation committee was, during 2007, an officer or employee of us or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. However, each of the compensation committee members (or related entities) maintained loans from subsidiaries during 2007. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or director of another entity, one of whose executive officers served as a member of our board of directors.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee reviews the compensation programs for senior management of the Company, including those named executive officers in the tabular presentation included in this definitive proxy statement.

The compensation committee has reviewed and discussed the compensation discussion and analysis included in this definitive proxy statement with management and based on the reviews and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis included herein be included in the definitive proxy statement.

COMPENSATION COMMITTEE

F. L. Stephens, Chairman
Joseph E. Canon
Mac A. Coalson
Kade L. Matthews
Dian Graves Stai

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of your board of directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee, which is composed of independent directors in compliance with Rule 4200 of the Nasdaq listing standards, reviewed and discussed the audited financial statements in the Annual Report with management. The committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with Ernst & Young LLP, our independent auditors for 2007, who were responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards and, as applicable, the standards of the Public Company Accounting Oversight Board. The Committee also discussed with the independent auditors their audit of the Company’s effectiveness of internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The audit committee has received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 concerning the independence of the independent auditors.

The committee discussed with our independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held four meetings during the year ended December 31, 2007 and met in February 2008.

The committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the committee’s considerations and discussions with management and the independent auditors do not ensure that our company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board or that our company’s independent accountants are in fact independent.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The board of directors approved the audit committee’s recommendation. The members of the committee are considered independent because we believe they satisfy the independence requirements for audit committee members prescribed by Nasdaq and the SEC.

AUDIT COMMITTEE

David Copeland, Chairman
Tucker S. Bridwell
Murray Edwards
Derrell E. Johnson
Johnny E. Trotter

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 1, 2008, we were not aware of any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is the beneficial owner of more than 5% of our common stock. However, as of February 1, 2008, First Financial Trust & Asset Management Company, National Association held of record in various fiduciary capacities an aggregate of 3,193,084 shares of our common stock. Of the total shares held, First Financial Trust & Asset Management Company, National Association had sole power in its fiduciary capacity to vote 2,249,168 shares (10.8%), shared with others the power to vote 46,280 shares (0.2%) and had no authority to vote 897,636 shares (4.3%). All the shares held by this subsidiary entity, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts. The board of directors historically has not attempted to, and does not intend to attempt to in the future, exercise any power to vote such shares. See “Proposal 1 — Election of Directors — Nominees” and “— Executive Officers” for information with respect to the beneficial ownership of our common stock by each director nominee and named executive officers as of February 1, 2008. In the aggregate, all director nominees and executive officers as a group (17 individuals) beneficially owned 1,423,991 shares of our common stock, or 6.86%, as of February 1, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of our common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within 10 days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person’s beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer’s fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

The Securities and Exchange Commission’s rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2007 and through the date of this statement on a timely basis, except one report for Mr. Dueser filed in 2008 for receipt of a gift, filed six business days after the required 2-business day deadline.

INDEPENDENT AUDITORS

We retained Ernst & Young LLP to serve as our independent auditors for 2007.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young, LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements and audit of internal controls, follows:

	Year Ended December 31,
	2007	2006

Audit Fees	$330,750	$294,775
Audit Related Fees	None	None
Tax Fees	None	None
All Other Fees	None	None

Our audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Except as permitted under Rule 2-01 of SEC Regulation S-X, unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it. The audit committee has delegated to its Chairman the authority to approve permitted services provided that the Chairman reports such decisions to the committee at its next scheduled meeting.

INTEREST IN CERTAIN TRANSACTIONS

As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiary banks. As customers, they have entered into transactions in the ordinary course of business with such banks, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis. Such borrowings did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary banks involved. None of the transactions involving our subsidiary banks and our officers and directors, or other businesses with which they may be affiliated, has been classified or disclosed as nonaccrual, past due, restructured or potential problems.

The authority of our subsidiary banks to extend credit to our directors, executive officers and principal shareholders, including their immediate family members and corporations and other entities that they control, is subject to substantial restrictions and requirements under Section 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder, as well as the Sarbanes-Oxley Act of 2002. These statutes and regulations impose specific limits on the amount of loans our subsidiary banks may make to directors and other insiders, and specified approval procedures must be followed in making loans that exceed certain amounts. In addition, all loans our subsidiary banks make to directors and other insiders must satisfy the following requirements:

•	The loans must be made on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not affiliated with us or the subsidiary banks;

•	The subsidiary banks must follow credit underwriting procedures at least as stringent as those applicable to comparable transactions with persons who are not affiliated with us or the subsidiary banks; and

•	The loans must not involve a greater than normal risk of repayment or other unfavorable features.

Furthermore, each subsidiary bank must periodically report all loans made to directors and other insiders to the bank regulators, and these loans are closely scrutinized by the bank regulators for compliance with Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O. We have developed written procedures for compliance with these rules. Under the provisions of its charter, the audit committee of our board of directors is charged with reviewing all other transactions between related parties and us.

INCORPORATION BY REFERENCE

With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be incorporated into such future filings.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to those listed in Item 1A — “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and the following:

•	general economic conditions, including our local and national real estate markets;

•	legislative and regulatory actions and reforms;

•	competition from other financial institutions and financial holding companies;

•	the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	changes in the demand for loans;

•	fluctuations in value of collateral and loan reserves;

•	inflation, interest rate, market and monetary fluctuations;

•	changes in consumer spending, borrowing and savings habits;

•	our ability to attract deposits;

•	consequences of continued bank mergers and acquisitions in our market area, resulting in fewer but much larger and stronger competitors;

•	expansion of operations, including branch openings, new product offerings and expansion into new markets; and

•	acquisitions and integration of acquired businesses.

Such statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

To be considered for inclusion in our proxy statement for the 2009 annual meeting, shareholder proposals must be received at our principal executive offices no later than December 1, 2008. Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, if any shareholder proposal intended to be presented at the 2009 annual meeting without inclusion in our proxy statement for this meeting is received at our principal executive offices after January 30, 2009, then a proxy will have the ability to confer discretionary authority to vote on this proposal.

By Order of the Board of Directors,

F. SCOTT DUESER, Chairman
March 14, 2008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:								Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

		FOR ALL ☐	WITHHELD FOR ALL ☐	EXCEPTIONS ☐				FOR ☐	AGAINST ☐	ABSTAIN ☐
(1)	The election of directors:				(2)	Ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2008.

NOMINEES:

	01. Tucker S. Bridwell 02. Joseph E. Canon 03. Mac A. Coalson 04. David Copeland 05. F. Scott Dueser 06. Murray Edwards	07. Derrell E. Johnson 08. Kade L. Matthews 09. Kenneth T. Murphy 10. Dian Graves Stai 11. F. L. Stephens and 12. Johnny E. Trotter.
(PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED SELF-ADDRESSED AND POSTMARKED ENVELOPE.)

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature					Signature		Date
By signing in the space provided below, you are hereby acknowledging receipt of the proxy statement dated March 14, 2008, and hereby revoking any proxy or proxies heretofore given to vote at the annual meeting or any adjournment thereof. Please date your proxy and sign in the space provided, exactly as your name or names appear; when signing as attorney, executor, administrator, trustee or guardian, please give title. Each joint owner is required to sign.

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 FIRST FINANCIAL BANKSHARES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
FIRST FINANCIAL BANKSHARES, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS
APRIL 22, 2008

I hereby appoint Tucker Bridwell and David Copeland, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as directed at the annual meeting of First Financial Bankshares, Inc., a Texas corporation, to be held on April 22, 2008, at 10:30 a.m., Central time, in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, and at any postponement or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed, or if no direction is indicated, in accordance with the recommendation of the board of directors on each proposal. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the annual meeting or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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